Exhibit 99.1

bread financial.

Bread Financial reports second quarter 2025 results

COLUMBUS, Ohio, July 24, 2025 – Bread Financial Holdings, Inc. (NYSE: BFH), a tech-forward financial services company that provides simple, personalized payment, lending, and saving solutions, today announced financial results for the second quarter ended June 30, 2025.

($ in millions, except per share amounts)	**Second quarter 2025**		**Year-to-date 2025**	
	Total company	**Continuing operations**	**Total company**	**Continuing operations**
Net income	$139	$139	$276	$280
Adjusted net income[(1)]	$149	$149	$288	$292
Earnings per diluted share	$2.94	$2.93	$5.71	$5.79
Adjusted earnings per diluted share[(1)]	$3.15	$3.14	$5.96	$6.04

$17.7B	$929MM	13.0%	$52.21
2Q25 Average loans	**2Q25 Revenue**	**Common equity tier 1 capital ratio**	**Tangible book value per common share[(1)]**

- Relative to the second quarter of 2024:
  - Income from continuing operations increased 4% primarily due to a lower provision for credit losses and lower income taxes.
  - Average loans decreased 1% due to softer consumer spending and elevated gross losses, as compared with historic trends.
  - Common equity tier 1 (CET1) capital ratio decreased 80 basis points to 13.0% and increased 100 basis points sequentially.
  - Tangible book value per common share[(1)] increased $3.32, or 7%, to $52.21.
- Return on average tangible common equity[(1)] was 22.7%.
- Second quarter delinquency rate was 5.7% and net loss rate was 7.9%.
- Completed $150 million tender offer for our 9.75% senior notes due 2029.
- Repurchased 1.1 million shares for $48 million in the second quarter. For the first half of 2025, we repurchased 3.2 million shares, completing our board-authorized share repurchase program of $150 million.

(1) Represents a Non-GAAP financial measure. See "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures".

CEO COMMENTARY

"Our second quarter results reflect our steadfast commitment to advancing operational excellence, as well as responsible growth and disciplined capital allocation, which enabled us to deliver strong returns. We generated net income of $139 million and increased our tangible book value per common share by 7% in the second quarter. Our ongoing balance sheet optimization initiatives were reflected in the completion of our share repurchase program and the successful tender offer for a portion of our senior notes. These actions and the strong capital and cash flow generation of our business offer enhanced opportunities to deliver additional value to our shareholders.

"Credit sales grew 4% year-over-year with limited tariff impact on consumer spending, aside from a slight pull-forward of electronics purchases in April. Spending continues to be more heavily weighted toward non-discretionary purchases, enabled by our expanded co-brand and proprietary products, which represent more than 50% of our credit sales. Additionally, lower gas prices have positively influenced retail spending, particularly for prime and near prime consumers. We are encouraged by these spending trends, as well as the gradual improvement in our credit metrics as a result of our ongoing prudent risk management. We remain balanced in our outlook and credit actions given uncertainty regarding the potential downstream impacts on consumer spending and employment from recent monetary and fiscal policies, particularly tariff and trade policies.

"We are pleased to announce the multi-year extension of our long-term relationship with Caesars Entertainment, a leading travel and entertainment partner. Also, we recently launched an additional new, enhanced fee-based Caesars Rewards® Prestige Visa Signature® credit card that gives members more ways to earn accelerated rewards and enjoy unique experiences. We strive to create new ways to strengthen our existing partnerships, offering new products with enhanced value propositions to drive sales and increase cardholder engagement.

"We are proud of the progress we have made in strengthening our balance sheet while providing increased value to our brand partners. We remain confident in our ability to successfully execute our strategic objectives and our operational excellence efforts, and we are well-positioned to deliver strong returns while creating sustainable, long-term value for our shareholders."

- Ralph Andretta, president and chief executive officer

Bread Financial | July 24, 2025 1

Bread Financial | July 24, 2025 2 "Our second quarter results again underscored the financial resilience of our business model, as we continued to generate high levels of capital and cash flow, despite elevated, albeit improving, credit metrics. Consumer financial health in 2025 has remained stable as second quarter credit sales grew 4% year-over-year and credit metrics continued to gradually improve. Income from continuing operations increased 4% year-over-year, primarily due to a lower provision for credit losses and lower income taxes, with adjusted total non-interest expenses, a non-GAAP financial measure, essentially flat year-over year despite inflationary and wage pressures as a result of our focus on operational excellence. "Net interest margin declined sequentially to 17.7%, following seasonal loan yield trends, pressured by lower billed late fees from lower delinquencies and an elevated cash position, partially offset by the gradual build of implemented pricing changes. Given improving delinquency trends and our improved net loss rate outlook, we are projecting lower billed late fees for the remainder of the year, modestly pressuring our full year revenue expectation. "Our efforts to strengthen and optimize our balance sheet are ongoing. In April we completed our $150 million board-authorized share repurchase program with 3.2 million shares repurchased year-to-date, while improving our CET1 ratio to 13.0% from 12.0% in the first quarter of 2025. Additionally, in June we completed a $150 million tender offer for our 9.75% senior notes due 2029, using excess cash on hand to reduce higher cost debt. Direct-to- consumer deposits increased 12% year-over-year to $8.1 billion at quarter-end. Our average direct-to-consumer deposits now represent 45% of total funding, up from 40% a year ago and approaching our target of more than 50%. "Our credit metrics continue to benefit from our disciplined credit risk management. As previously disclosed, the hurricane-related customer-friendly actions we took in October and November of 2024 negatively impacted second quarter losses by approximately $13 million or 30 basis points. Given macroeconomic uncertainty, including potential tariff and employment impacts, we remain vigilant with our credit strategies. As a result of our better than expected credit performance during the first half of 2025, we have improved our full year 2025 net loss rate guidance. "The second quarter reserve rate of 11.9% at quarter-end reflects our improving credit metrics and higher-quality new account acquisitions. We continue to maintain prudent weightings on the economic scenarios in our credit reserve modeling given the wide range of potential macroeconomic outcomes. "We remain confident in our ability to achieve solid financial results in 2025 and deliver strong long-term returns." - Perry Beberman, executive vice president and chief financial officer 2025 full year outlook • "Our 2025 outlook reflects continued consumer resiliency, inflation remaining above the Fed target rate, and a healthy labor market. Our outlook also anticipates interest rate decreases by the Federal Reserve, which will modestly pressure total net interest income. • Average loan growth: "We expect 2025 average credit card and other loans to be flat to slightly down versus full year 2024. • Total revenue: "We anticipate total revenue, excluding any gain on portfolio sale, to be relatively flat versus full year 2024. • Total expenses: "As a result of efficiencies gained from ongoing operational excellence initiatives, along with disciplined expense management and prudent investments, we expect to generate nominal positive operating leverage in 2025, excluding any gain on portfolio sale and the pretax impacts from our repurchased debt, including convertible and senior notes. • Net loss rate: "We anticipate a 2025 net loss rate in the range of 7.8% to 7.9%. • Effective tax rate: "We expect our full year normalized effective tax rate to be in the range of 25% to 26%, with quarter-over-quarter variability due to the timing of certain discrete items." CFO COMMENTARY

Bread Financial | July 24, 2025 3 PPNR adjusted for unique items* $465MM $458MM 2Q24 2Q25 Continuing operations(2) Second quarter Year-to-date ($ in millions, except per share amounts) 2025 2024 % change 2025 2024 % change Total net interest and non-interest income (“Revenue”) $ 929 $ 939 (1) $ 1,899 $ 1,929 (2) Net principal losses 348 382 (9) 713 775 (8) Reserve release (74) (92) (20) (143) (164) (13) Provision for credit losses 274 290 (5) 570 611 (7) Total non-interest expenses 481 469 3 958 949 1 Income from continuing operations before income taxes 174 180 (3) 371 369 1 Income from continuing operations $ 139 $ 133 4 $ 280 $ 269 4 Weighted average shares outstanding – diluted 47.2 50.2 48.4 49.9 Income from continuing operations per diluted share $ 2.93 $ 2.65 11 $ 5.79 $ 5.38 8 Adjusted income from continuing operations(1) $ 149 $ 133 12 $ 292 $ 276 6 Adjusted income from continuing operations per diluted share(1) $ 3.14 $ 2.65 18 $ 6.04 $ 5.53 9 Pretax pre-provision earnings (PPNR)(1) $ 448 $ 470 (5) $ 941 $ 980 (4) Adjusted PPNR(1) $ 458 $ 465 (1) $ 953 $ 984 (3) Revenue $939MM $929MM 2Q24 2Q25 -1% Key operating and financial metrics Credit metrics (1) Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” and "Reconciliation of GAAP to Non-GAAP Financial Measures". (2) Excludes amounts associated with our former LoyaltyOne segment and our former Epsilon segment which previously have been disclosed as discontinued operations and classified accordingly. Diluted EPS Credit sales $6.6B $6.8B 2Q24 2Q25 +4% Net loss rate 8.6% 7.9% 2Q24 2Q25 Delinquency rate 6.0% 5.7% 2Q24 2Q25 Total company $2.66 $2.94 2Q24 2Q25 Continuing ops. $2.65 $2.93 $3.14 2Q24 2Q25 Adj. 2Q25 -30 bps (2) -1% Adjusted pretax pre-provision earnings (excl. any gain on portfolio sale and impacts from repurchased debt)(1) -70 bps +11% (1) +11% +18%

Second quarter 2025 compared with second quarter 2024 – continuing operations

- Credit sales were $6.8 billion for the second quarter of 2025, an increase of $0.2 billion, or 4%, driven by new partner growth and increased general-purpose spending.
- Average and end-of-period credit card and other loans were both $17.7 billion, down 1% and 0.5%, respectively. As compared with historic trends, continued macroeconomic challenges drove softer consumer spending and the cumulative effect of elevated gross credit losses over the past twelve months adversely impacted loan growth.
- Revenue decreased $10 million, or 1%, primarily due to lower finance charges and late fees resulting from a reduced average prime rate, lower delinquencies, and our gradual shift in risk and product mix leading to a smaller proportion of private label accounts, partially offset by lower interest expense and the implementation of pricing changes and paper statement fees.
- Total non-interest expenses increased $12 million, or 3%, primarily driven by an $8 million increase in other expenses, which includes $13 million in debt extinguishment costs associated with our $150 million tender offer for our 9.75% senior notes due 2029 completed in the second quarter.
- Income from continuing operations increased $6 million, or 4%, primarily due to a lower provision for credit losses and lower income taxes.
- Adjusted PPNR, a Non-GAAP financial measure which excludes any gain on portfolio sale and impacts from repurchased debt, decreased $7 million, or 1%, primarily due to lower net interest income, while adjusted total non-interest expenses, a non-GAAP financial measure, remained nearly flat.
- The delinquency rate of 5.7% decreased from 6.0% in the second quarter of 2024 and 5.9% in the first quarter of 2025.
- The net loss rate of 7.9% decreased from 8.6% in the second quarter of 2024 and 8.2% in the first quarter of 2025.
- CET1 ratio of 13.0% decreased from 13.8% in the second quarter of 2024, negatively impacted by 109 basis points related to repurchased debt, 108 basis points for share repurchases, and 74 basis points for the last CECL phase-in in the first quarter of 2025, partially offset by net earnings. The CET1 ratio increased sequentially from 12.0%.
- Total risk-based capital of 16.5% increased from 15.1% in the second quarter of 2024, benefiting from net earnings and our $400 million subordinated notes offering in the first quarter of 2025 which increased our tier 2 capital. Total risk-based capital also increased sequentially from 15.5%.

2Q25 impacts from repurchased debt

($ in millions, except per share amounts)	Total expenses	Income from cont. ops.	Diluted EPS from cont. ops.
GAAP-basis	$ 481	$ 139	$ 2.93
Impacts from repurchased debt	13	10	$ 0.21
Adjusted GAAP-basis(1)	**$ 468**	**$ 149**	**$ 3.14**

(1) Represents a Non-GAAP financial measure. See "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures".

Contacts

Investor Relations: Brian Vereb (brian.vereb@breadfinancial.com)

Susan Haugen (susan.haugen@breadfinancial.com)

Media Relations: Rachel Stultz (rachel.stultz@breadfinancial.com)

Bread Financial | July 24, 2025 4

Bread Financial | July 24, 2025 5 Forward-looking statements This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, future financial performance and outlook, future dividend declarations, and future economic conditions. We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that are difficult to predict and, in many cases, beyond our control. Accordingly, our actual results could differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. Factors that could cause the outcomes to differ materially include, but are not limited to, the following: macroeconomic conditions, including market conditions, inflation, interest rates, labor market conditions, recessionary pressures or concerns over a prolonged economic slowdown, and the related impact on consumer spending behavior, payments, debt levels, savings rates and other behaviors; global political and public health events and conditions, including significant shifts in trade policy, such as changes to, or the imposition of, tariffs and/or trade barriers and any economic impacts, volatility, uncertainty and geopolitical instability resulting therefrom, as well as ongoing wars and military conflicts and natural disasters; future credit performance, including the level of future delinquency and write-off rates; the loss of, or reduction in demand from, significant brand partners or customers in the highly competitive markets in which we compete; the concentration of our business in U.S. consumer credit; inaccuracies in the models and estimates on which we rely, including the amount of our Allowance for credit losses and our credit risk management models; the inability to realize the intended benefits of acquisitions, dispositions and other strategic initiatives; our level of indebtedness and ability to access financial or capital markets; pending and future federal and state legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to financial regulatory reform and consumer financial services practices, as well as any such actions with respect to late fees, interchange fees or other charges; impacts arising from or relating to the transition of our credit card processing services to third party service providers that we completed in 2022; failures or breaches in our operational or security systems, including as a result of cyberattacks, unanticipated impacts from technology modernization projects or otherwise; and any tax or other liability or adverse impacts arising out of or related to the spinoff of our former LoyaltyOne segment or the bankruptcy filings of Loyalty Ventures Inc. (LVI) and certain of its subsidiaries and subsequent litigation or other disputes. The foregoing factors, along with other risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward-looking statements, are described in greater detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Bread Financial | July 24, 2025 6 Non-GAAP financial measures We prepare our Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States of America (GAAP). However, certain information included herein constitutes Non-GAAP Financial Measures. Our calculations of Non-GAAP Financial Measures may differ from the calculations of similarly titled measures by other companies. In particular: • We may from time to time repurchase debt, including our outstanding senior unsecured notes, subordinated notes or convertible notes. From a GAAP perspective we may pay a premium to induce these repurchases, or in certain cases repurchase at a discount, which would result in an impact to Total non-interest expenses, with a corresponding impact also reflected in Net income and consequently our Earnings per diluted share. We have shown adjustments to these three financial statement line items, for total Company as well as for continuing operations, to exclude the impacts from our repurchased debt transactions. We use Adjusted total non-interest expenses, Adjusted net income, and Adjusted earnings per diluted share to evaluate the ongoing operations of the Company excluding the volatility that can occur from the impacts of our repurchased debt transactions. • Pretax pre-provision earnings (PPNR) represents Income from continuing operations before income taxes and the Provision for credit losses. PPNR excluding any gain on portfolio sale and impacts from repurchased debt then excludes from PPNR the gain on any portfolio sale in the period, as well as the loss or gain on any repurchased debt in the period. We use PPNR and PPNR excluding any gain on portfolio sale and impacts from repurchased debt as metrics to evaluate our results of operations before income taxes, excluding the volatility that can occur within Provision for credit losses and the one-time nature of a gain on the sale of a portfolio and/or the impacts from repurchased debt. • Return on average tangible common equity (ROTCE) represents annualized Income from continuing operations divided by average Tangible common equity. Tangible common equity (TCE) represents Total stockholders' equity reduced by Goodwill and intangible assets, net. We use ROTCE as a metric to evaluate the Company's performance. • Tangible book value per common share represents TCE divided by shares outstanding. We use Tangible book value per common share, a metric used across the industry, to estimate liquidation value. We believe the use of these Non-GAAP financial measures provide additional clarity in understanding our results of operations and trends. For a reconciliation of these Non-GAAP financial measures to the most directly comparable GAAP measures, please see the “Reconciliation of GAAP to Non-GAAP Financial Measures”.

Bread Financial | July 24, 2025 7 Conference call/webcast information Bread Financial will host a conference call on Thursday, July 24, 2025, at 8:30 a.m. (Eastern Time) to discuss the company’s second quarter results. The conference call will be available via the internet at investor.breadfinancial.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the company’s website. About Bread Financial® Bread Financial® (NYSE: BFH) is a tech-forward financial services company that provides simple, personalized payment, lending and saving solutions to millions of U.S. consumers. Our payment solutions, including Bread Financial general purpose credit cards and savings products, empower our customers and their passions for a better life. Additionally, we deliver growth for some of the most recognized brands in travel & entertainment, health & beauty, jewelry and specialty apparel through our private label and co-brand credit cards and pay-over-time products providing choice and value to our shared customers.      To learn more about Bread Financial, our global associates and our sustainability commitments, visit breadfinancial.com or follow us on Instagram and LinkedIn.

BREAD FINANCIAL HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)

	Three months ended June 30,		Six months ended June 30,	
	2025	2024	2025	2024
Interest income				
Interest and fees on loans	$ 1,148	$ 1,174	$ 2,333	$ 2,422
Interest on cash and investment securities	46	54	91	106
Total interest income	1,194	1,228	2,424	2,528
Interest expense				
Interest on deposits	139	152	277	308
Interest on borrowings	81	89	167	181
Total interest expense	220	241	444	489
Net interest income	**974**	**987**	**1,980**	**2,039**
Non-interest income				
Interchange revenue, net of retailer share arrangements	(95)	(84)	(178)	(177)
Gain on portfolio sale	3	5	3	5
Other	47	31	94	62
Total non-interest income	(45)	(48)	(81)	(110)
Total net interest and non-interest income	**929**	**939**	**1,899**	**1,929**
Provision for credit losses	**274**	**290**	**570**	**611**
Total net interest and non-interest income, after provision for credit losses	655	649	1,329	1,318
Non-interest expenses				
Employee compensation and benefits	212	214	426	427
Card and processing expenses	81	77	163	164
Information processing and communication	77	73	158	147
Marketing expenses	34	33	68	61
Depreciation and amortization	20	23	42	46
Other	57	49	101	104
Total non-interest expenses	**481**	**469**	**958**	**949**
Income from continuing operations before income taxes	174	180	371	369
Provision for income taxes	35	47	91	100
Income from continuing operations	139	133	280	269
Loss from discontinued operations, net of income taxes	—	—	(4)	(1)
Net income	**$ 139**	**$ 133**	**$ 276**	**$ 268**
Basic income per share				
Income from continuing operations	$ 2.96	$ 2.69	$ 5.86	$ 5.42
Income (loss) from discontinued operations	$ 0.01	$ —	$ (0.08)	$ (0.02)
Net income per share	**$ 2.97**	**$ 2.69**	**$ 5.78**	**$ 5.40**
Diluted income per share				
Income from continuing operations	$ 2.93	$ 2.65	$ 5.79	$ 5.38
Income (loss) from discontinued operations	$ 0.01	$ 0.01	$ (0.08)	$ (0.02)
Net income per share	**$ 2.94**	**$ 2.66**	**$ 5.71**	**$ 5.36**
Weighted average common shares outstanding				
Basic	46.7	49.6	47.8	49.6
Diluted	47.2	50.2	48.4	49.9
Pretax pre-provision earnings (PPNR)(1)	$ 448	$ 470	$ 941	$ 980
Less: Gain on portfolio sale	(3)	(5)	(3)	(5)
Add: Impacts from repurchased debt	13	—	15	9
Adjusted PPNR(1)	**$ 458**	**$ 465**	**$ 953**	**$ 984**

(1) Represents a Non-GAAP financial measure. See "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures".

Bread Financial | July 24, 2025 8

Bread Financial | July 24, 2025 9 BREAD FINANCIAL HOLDINGS, INC. UNAUDITED CONSOLIDATED BALANCE SHEETS (In millions) June 30, 2025 December 31, 2024 ASSETS Cash and cash equivalents $ 3,799 $ 3,679 Credit card and other loans Total credit card and other loans 17,656 18,896 Allowance for credit losses (2,098) (2,241) Credit card and other loans, net 15,558 16,655 Investments 277 266 Property and equipment, net 127 142 Goodwill and intangible assets, net 731 746 Other assets 1,329 1,403 Total assets $ 21,821 $ 22,891 LIABILITIES AND STOCKHOLDERS' EQUITY Deposits Direct-to-consumer (retail) $ 8,080 $ 7,687 Wholesale and other 5,260 5,395 Total deposits 13,340 13,082 Debt issued by consolidated variable interest entities 3,089 4,558 Long-term and other debt 1,138 999 Other liabilities 1,088 1,201 Total liabilities 18,655 19,840 Total stockholders’ equity 3,166 3,051 Total liabilities and stockholders’ equity $ 21,821 $ 22,891 Shares of common stock outstanding 46.6 49.1

BREAD FINANCIAL HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except percentages)

	As of or for the three months ended June 30,			As of or for the six months ended June 30,		
	2025	2024	% change	2025	2024	% change
Adjusted net income						
Income from continuing operations	$ 139	$ 133	4	$ 280	$ 269	4
Loss from discontinued operations	—	—	121	(4)	(1)	220
Net income	139	133	4	276	268	3
Impacts from repurchased debt	10	—	nm	12	7	68
Adjusted net income	$ 149	$ 133	12	$ 288	$ 275	5
Adjusted income from continuing operations	$ 149	$ 133	12	$ 292	$ 276	6
Weighted average shares outstanding – diluted	47.2	50.2		48.4	49.9	
Adjusted income per diluted share						
Net income from continuing operations per diluted share	$ 2.93	$ 2.65	11	$ 5.79	$ 5.38	8
Net income (loss) from discontinued operations per diluted share	0.01	0.01	135	(0.08)	(0.02)	230
Net income per diluted share	$ 2.94	$ 2.66	11	$ 5.71	$ 5.36	7
Impacts from repurchased debt	0.21	—	nm	0.25	0.15	73
Adjusted net income per diluted share	$ 3.15	$ 2.66	19	$ 5.96	$ 5.51	8
Adjusted income from continuing operations per diluted share	$ 3.14	$ 2.65	18	$ 6.04	$ 5.53	9
Adjusted total non-interest expenses						
Total non-interest expenses	$ 481	$ 469	3	$ 958	$ 949	1
Impacts from repurchased debt	13	—	nm	15	9	64
Adjusted total non-interest expenses	$ 468	$ 469	—	$ 943	$ 940	—
Pretax pre-provision earnings						
Income from continuing operations before income taxes	$ 174	$ 180	(3)	$ 371	$ 369	1
Provision for credit losses	274	290	(5)	570	611	(7)
Pretax pre-provision earnings (PPNR)	448	470	(5)	$ 941	$ 980	(4)
Less: Gain on portfolio sale	(3)	(5)	(37)	(3)	(5)	(37)
Add: Impacts from repurchased debt	13	—	nm	15	9	64
Adjusted PPNR	$ 458	$ 465	(1)	$ 953	$ 984	(3)

nm – Not meaningful, denoting a variance of 1,000 percent or more.

Continued on the following page

Bread Financial | July 24, 2025 10

Bread Financial | July 24, 2025 11 BREAD FINANCIAL HOLDINGS, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In millions, except percentages) As of or for the three months ended June 30, 2025 2024 % change Average Tangible common equity Average Total stockholders’ equity $ 3,183 $ 3,202 (1) Less: average Goodwill and intangible assets, net (735) (750) (2) Average Tangible common equity $ 2,448 $ 2,452 — Tangible common equity (TCE) Total stockholders’ equity $ 3,166 $ 3,170 — Less: Goodwill and intangible assets, net (731) (744) (2) Tangible common equity (TCE) $ 2,435 $ 2,426 —

BREAD FINANCIAL HOLDINGS, INC.
UNAUDITED SUMMARY FINANCIAL HIGHLIGHTS
(In millions, except per share amounts and percentages)

	As of or for the three months ended June 30,			As of or for the six months ended June 30,		
	2025	2024	% change	2025	2024	% change
Credit sales	$ 6,814	$ 6,570	4	$ 12,920	$ 12,600	3
Average credit card and other loans	$ 17,686	$ 17,872	(1)	$ 17,924	$ 18,209	(2)
End-of-period credit card and other loans	$ 17,656	$ 17,743	—	$ 17,656	$ 17,743	—
End-of-period direct-to-consumer deposits	$ 8,080	$ 7,193	12	$ 8,080	$ 7,193	12
Return on average assets(1)	2.5%	2.4%	0.1	2.5%	2.4%	0.1
Return on average equity(2)	17.5%	16.7%	0.8	17.6%	17.1%	0.5
Return on average tangible common equity(3)	22.7%	21.8%	0.9	22.8%	22.5%	0.3
Net interest margin(4)	17.7%	18.0%	(0.3)	17.9%	18.3%	(0.4)
Loan yield(5)	26.0%	26.4%	(0.4)	26.3%	26.7%	(0.4)
Efficiency ratio(6)	51.8%	49.9%	1.9	50.4%	49.2%	1.2
Common equity tier 1 capital ratio(7)	13.0%	13.8%	(0.8)	13.0%	13.8%	(0.8)
Tangible book value per common share(8)	$ 52.21	$ 48.89	7	$ 52.21	$ 48.89	7
Payment rate(9)	15.0%	14.6%	0.4	14.9%	14.5%	0.4
Delinquency rate	5.7%	6.0%	(0.3)	5.7%	6.0%	(0.3)
Net loss rate	7.9%	8.6%	(0.7)	8.0%	8.6%	(0.6)
Reserve rate	11.9%	12.2%	(0.3)	11.9%	12.2%	(0.3)

(1) Return on average assets represents annualized Income from continuing operations divided by average Total assets.
(2) Return on average equity represents annualized Income from continuing operations divided by average Total stockholders' equity.
(3) Return on average tangible common equity (ROTCE) represents annualized Income from continuing operations divided by average Tangible common equity. Tangible common equity (TCE) represents Total stockholders' equity reduced by Goodwill and intangible assets, net. ROTCE is a Non-GAAP financial measure.
(4) Net interest margin represents annualized Net interest income divided by average Total interest-earning assets.
(5) Loan yield represents annualized Interest and fees on loans divided by Average credit card and other loans.
(6) Efficiency ratio represents Total non-interest expenses divided by Total net interest and non-interest income.
(7) Common equity tier 1 capital ratio represents tier 1 capital divided by total risk-weighted assets. In the calculation of tier 1 capital, we follow the Basel III Standardized Approach and therefore Total stockholders' equity has been reduced, primarily by Goodwill and intangible assets, net.
(8) Tangible book value per common share represents TCE divided by shares outstanding and is a Non-GAAP financial measure.
(9) Payment rate represents consumer payments during the period, divided by the aggregate of the opening monthly Credit card and other loans balances during the period, including held for sale in applicable periods.

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